Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE AMEX: REE TSX: RES July 2, 2012 Ref: 13 -2012

Rare Element Appoints Kelli C. Kast, Esq., as Vice President and General Counsel

Lakewood, Colorado—Rare Element Resources Ltd. (NYSE: REE and TSX: RES) is pleased to announce that Ms. Kelli C. Kast, Esq., has been appointed as Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary effective July 2, 2012.

Ms. Kast brings over 16 years of in-house legal experience, including seven years as a top legal officer in the precious metals industry. Most recently Ms. Kast was Senior Vice President, General Counsel and Corporate Secretary for Coeur d’Alene Mines Corporation since joining Coeur as its General Counsel in 2005. She also served as Coeur’s Chief Administrative Officer from 2009 to 2011. Previous to Coeur, Ms. Kast was Corporate Counsel for HealtheTech Inc. from 2004 to 2005 and she also served as Assistant General Counsel and Corporate Secretary for Global Water Technologies Inc. and Psychrometric Systems, Inc. from 1997 to 2003. Ms. Kast earned her Juris Doctor from the University of South Dakota School of Law with highest honors and received her Bachelor’s degree from the University of Idaho.

Randy Scott, President and CEO, stated, “We are very pleased to have Kelli join our team. Her industry knowledge and legal background will be a great contribution to our Company. In addition to her administrative responsibilities, her experience in global contract negotiations, environmental and safety issues, and mergers and acquisitions will continue to strengthen the capabilities of our management team. We look forward to the added value that she will bring as we continue to develop our Bear Lodge project.”

Rare Element Resources Ltd. (NYSE Amex: REE and TSX: RES) is a publicly traded mineral resource company focused on exploration and development of rare-earth elements and gold. In addition to the REE exploration and evaluation efforts, the Company controls the Sundance gold project, which is located on the same property in Wyoming.

ON BEHALF OF THE BOARD

Anne Hite, Director of Investor Relations

For information, refer to the Company’s website at www.rareelementresources.com or contact Anne Hite, 720-278-2466

Forward Looking Statements Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward looking statements are usually identified by our use of certain terminology, including “will”, “believes”, “may”, “expects”, “should”, “seeks”, “anticipates”, “has potential to”, or “intends’ or by discussions of strategy or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Forward-looking statements are statements that are not historical facts, and include but are not limited to, estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to the effectiveness of the Company’s business model; future operations, products and services; the impact of regulatory initiatives on the Company’s operations; the size of and opportunities related to the market for the Company’s products; general industry and macroeconomic growth rates; expectations related to possible joint and/or strategic ventures and statements regarding future performance.